TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST GUARD EXERCISE OF OPTION ON OVERHAUL OF

USCGC POLAR STAR (WAGB-10)

Total Pages - 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...July 1, 2010...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a $12,861,411 modification to previously awarded contract HSCG85-09-C-6BX667 in support of USCGC Polar Star's (WAGB-10) reactivation since being in "Caretaker Status" nearly four years. Repairs and alterations performed during the planned dockside availability of the icebreaker are in the second phase of the cutter's overhaul. The contract modification provides for the alteration and repair of ship's systems, engines and shipboard equipment. The work is being accomplished at Todd Pacific's Seattle shipyard having begun in May 2010 under a provisional authorization, and is expected to be complete in November 2010.

The planned dockside availability for USCGC Polar Star is being performed pursuant to Todd Pacific's five-year Multi-Ship Multi-Option ("MSMO") contract with the Coast Guard for the overhaul and continued maintenance of the two Polar Class Icebreakers stationed at Seattle, Washington. The cost-type contract was awarded to Todd Pacific in February 2009.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferries, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.